                                                                   Exhibit 2.2

                                ESCROW AGREEMENT

      THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of December 22, 1999 (the "Effective Date"), by and among The TriZetto Group, Inc., a Delaware corporation ("TriZetto"), the parties listed on Exhibit A attached hereto (collectively, the "Finserv Securityholders," and each individually, a "Finserv Securityholder"), Stuart Schloss as the representative of the Finserv Securityholders (the "Representative"), and Bankers Trust Company of California, N.A. as escrow agent (the "Escrow Agent").

                                   RECITALS

      WHEREAS, TriZetto, Finserv Health Care Systems, Inc., a New York corporation ("Finserv"), and the Finserv Securityholders have entered into an Agreement and Plan of Merger dated as of December 22, 1999 (the "Merger Agreement"), pursuant to which Finserv Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of TriZetto ("Merger Sub"), shall be merged with and into Finserv (the "Merger"), with Finserv to be the surviving corporation of the Merger.

      WHEREAS, the Merger Agreement provides that 20,000 shares of the Merger Consideration (as defined in the Merger Agreement) will be withheld from the Finserv Securityholders and will be placed in an escrow established in accordance with this Agreement to secure the indemnification obligations under
Article 8 of the Merger Agreement and to secure adjustments to the Consideration pursuant to Sections 2.5 and 2.6 of the Merger Agreement.

      WHEREAS, the parties desire to enter into this Agreement to establish the terms and conditions under which the escrow will be established and maintained.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.    CERTAIN DEFINED TERMS.

            1.1 TERMS DEFINED IN MERGER AGREEMENT. Capitalized terms used in this Agreement and not otherwise defined herein shall have the same meanings given to such terms in the Merger Agreement.

            1.2 ESCROW. As used herein, the "Escrow" means the escrow and the Escrow Account (as defined in Section 3.1 below) established pursuant to this Agreement in which the Escrowed Property (as defined in Section 1.3 below) will be held to secure the indemnification obligations of the Finserv Securityholders in accordance with Article 8 of the Merger Agreement and to secure adjustments to the Consideration pursuant to Sections 2.5 and 2.6 of the Merger Agreement.

            1.3 ESCROWED PROPERTY. As used herein, the "Escrowed Property" means, collectively: (a) 20,000 shares of TriZetto Common Stock issued in respect of the conversion of all outstanding shares of Finserv Stock in the Merger (the "Escrow Shares") and the Stock Powers (as defined in Section 3.1 below) executed and delivered by the Finserv Securityholders; and the Stock

Powers executed and delivered by the Finserv Securityholders; (b) all interest or other amounts paid with respect to such Escrow Shares; and (c) all other property (not including cash dividends but including Distributions and Secondary Distributions (as defined in Section 3.2 below)) other than cash dividends issued or paid with respect to any Escrow Shares that are deposited in the Escrow Account pursuant to this Agreement, all of which shall be deemed to be "Escrowed Property" upon deposit in the Escrow Account. The number of Escrow Shares of each Finserv Securityholder that will be placed in the Escrow Account is equal to each Finserv Securityholder's proportionate share of the Escrowed Property set forth on Exhibit A hereto (the "Pro Rata Share").

            1.4 TERMINATION DATE. "Termination Date" means the one year anniversary of the Effective Time of the Merger.

      2.    AGREEMENT.

            2.1 INDEMNIFICATION BY FINSERV SECURITYHOLDERS. By virtue of the Finserv Securityholders' execution and delivery of the Merger Agreement, the Finserv Securityholders have agreed, and by executing this Agreement each Finserv Securityholder hereby confirms that such Finserv Securityholder agrees, subject to the terms and conditions of this Agreement, Article 8 of the Merger Agreement and Sections 2.5 and 2.6 of the Merger Agreement:

         (a) to indemnify and hold harmless TriZetto, its officers, directors, stockholders, employees and agents from and against any and all Claims and Liabilities to the extent provided in Article 8 of the Merger Agreement;

         (b) to establish the Escrow pursuant to this Agreement to secure the indemnification obligations of the Finserv Securityholders under Article 8 of the Merger Agreement and to secure the adjustment to the Consideration which may be made under Sections 2.5 and 2.6 of the Merger Agreement;

         (c) without limiting such Finserv Securityholder's obligations under paragraphs (a) and (b) above, that:

                (i) in the event TriZetto, its officers, directors, stockholders, employees and agents (hereinafter, collectively, "TriZetto") incurs any Claims and Liabilities provided in Article 8 of the Merger Agreement, the Escrowed Property shall, subject to the provisions of the Merger Agreement and this Agreement, be transferred to TriZetto to compensate TriZetto for such Claims and Liabilities, with the portion of the Escrowed Property to be so transferred pro rata as to each Claim and Liability among the Finserv Securityholders according to each Finserv Securityholder's Pro Rata Share; and

                (ii) to the extent necessary under Sections 2.5 and 2.6 of the Merger Agreement, the Escrowed Property with a value equal to the amount of the necessary adjustment to the Consideration, subject to the provisions of the Merger Agreement and this Agreement, shall be transferred to TriZetto to adjust the Consideration accordingly, which Escrowed Property shall be pro rata based on each Finserv Securityholder's Pro Rata Share;

         (d) to appoint the Representative as the Finserv Securityholders' representative, attorney-in-fact and agent for purposes of this Agreement to act for and on behalf of each Finserv Securityholder as provided herein, and to the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Representative on the Finserv Securityholders' behalf under this Agreement; and

         (e) to all of the other terms and conditions of this Agreement.

      3.    FORMATION OF ESCROW ACCOUNT.

            3.1 DELIVERY AND DEPOSIT OF ESCROWED PROPERTY. Upon the execution of this Agreement by all parties hereto: (a) TriZetto will promptly deliver to the Escrow Agent the Escrow Shares in the form of duly authorized and executed stock certificates issued in the respective names of the Finserv Securityholders, representing each Finserv Securityholder's Pro Rata Share of the Escrow Shares and (b) each Finserv Securityholder will promptly deliver to the Escrow Agent duly executed Assignments Separate From Certificate for such Finserv Securityholder's Escrow Shares in the form of Exhibit B ("Stock Powers"), signed in blank by such Finserv Securityholder. The Escrow Agent agrees to accept delivery of the above-mentioned Escrowed Property, which shall be clearly designated by TriZetto as "Escrowed Property", and to hold the same in escrow in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement. The Escrow Agent shall deliver a Receipt and Acknowledgement to the Representative upon receipt of any Escrowed Property.

            3.2 DISTRIBUTIONS, CONVERSIONS, VOTING AND RIGHTS OF OWNERSHIP. So long as the Escrow is in effect, dividends payable in stock or securities of TriZetto or of any other person, firm or entity or any other property, other than cash dividends which shall be distributed to Finserv Securityholders, or other distributions of any kind (including without limitation shares of TriZetto Stock issued in connection with a subdivision, split or recapitalization of TriZetto Stock) that are paid, issued or made by TriZetto in respect of the Escrow Shares that are issuable by TriZetto or a third party upon the conversion or other exchange of Escrow Shares in a merger, consolidation, liquidation, exchange of shares or other transaction affecting the Escrow Shares or other Escrowed Property (the "Distributions"), or in respect of any such Distributions ("Secondary Distributions"), will be immediately delivered to the Escrow Agent and will be held in the Escrow on the same terms and conditions as those applied hereunder to the Escrow Shares and the Finserv Securityholders will promptly sign and deliver to the Escrow Agent new Stock Powers or other applicable instruments of transfer for such Distributions and/or Secondary Distributions (duly executed in blank by the Finserv Securityholders) to be held in the Escrow as Escrowed Property pursuant to this Agreement. As used herein, the terms "Escrowed Property" includes all Distributions and Secondary Distributions on Escrowed Property and the term "Escrow Shares" includes all Distributions and Secondary Distributions on Escrowed Property consisting of stock or other securities. The Finserv Securityholders will have the right to exercise any and all rights to vote the Escrow Shares deposited in the Escrow Account for their account so long as such Escrow Shares are held in the Escrow and have not been released to TriZetto as provided herein and TriZetto will take all steps necessary to allow the exercise of such rights. While the stock certificates representing, and Stock Powers for, Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Finserv Securityholders, will (subject to the provisions of Sections 3.3 and 3.4 below) retain and be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions of this Agreement. If reasonably requested to do so by TriZetto or the Escrow Agent, each Finserv Securityholder shall promptly execute and deliver to the Escrow Agent (or to TriZetto, as to Escrow Shares that are released to TriZetto as provided herein) replacement Stock Powers for any Escrow Shares or other shares of stock or securities that are or become Escrowed Property. If requested by TriZetto, due to the failure of any Finserv Securityholder to promptly execute and deliver replacement Stock Powers as herein provided, the Representative, acting as attorney-in-fact for each Finserv Securityholder, shall promptly execute on behalf of such Finserv Securityholder, and deliver to the Escrow Agent, replacement Stock Powers for any Escrow Shares or other shares of stock or securities that are or become Escrowed Property.

            3.3 NO TRANSFER OR ENCUMBRANCE. Except to the extent expressly permitted by the provisions of this Section 3.3, no Escrowed Property or any beneficial interest therein may be sold, assigned, pledged, encumbered or otherwise transferred (including without limitation by operation of law, other than an exchange or conversion of shares in a merger or consolidation) by any Finserv Securityholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Finserv Securityholder (other than such Finserv Securityholder's obligations under this Agreement) prior to the delivery and release to the Finserv Securityholders of the Escrowed Property by the Escrow Agent in accordance with the provisions of Section 6 hereof; provided, however, that any Finserv Securityholder may transfer its share of the Escrowed Property hereunder so long as such transfer is by (I) gift, (ii) upon death or permanent incapacity to his guardian, conservator, executor, administrator, trustees or beneficiaries under his will, (iii) to his spouse, children, stepchildren, grandchildren, parents, siblings or legal dependents, (iv) to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be such a person and all such persons agree to be bound by the terms hereof, or (v) to partners of a Finserv Securityholder that is a partnership, provided that all of such partners execute a joinder agreement specifically agreeing to be bound by the terms hereof.

            3.4 TREATMENT OF ESCROWED PROPERTY. The Escrowed Property shall be held by the Escrow Agent as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

            3.5 INVESTMENT OF FUNDS. The cash portion of the Escrowed Property, if any, shall be invested and reinvested by the Escrow Agent, upon the instruction of the Representative, in U.S. Treasury obligations having a maturity of not more than 90 days or in such other certificates of deposit or instruments. All brokerage commissions and similar fees incurred in connection with the investments shall be paid out of the Escrowed Property. All interest income generated by such U.S. Treasury obligations, certificates of deposit or instruments shall be deemed part of the Escrowed Property and at the Termination Date, the income from the funds in the Escrow, if any, shall be paid to the Finserv Securityholders in accordance with each Finserv Securityholder's Pro Rata Share. Subject to the provisions of Section 9, the Escrow Agent shall not have any liability for loss sustained as a result of (I) any investment made pursuant to the instructions of the Representative, (ii) any liquidation of any investment prior to its maturity, or (iii) the failure of the Representative to give the Escrow Agent any instruction to invest or reinvest the cash portion of the Escrowed Property or any earnings thereon.

      4. ADMINISTRATION OF ESCROW ACCOUNT. The Escrow Agent shall administer the Escrow Account as follows:

         4.1 CLAIM NOTICE. If TriZetto asserts a claim for indemnification under
Article 8 of the Merger Agreement or a claim for adjustment to the Consideration under Section 2.5 or 2.6 of the Merger Agreement on or prior to the Termination Date, then TriZetto shall promptly give written noticeof such claim (a "Claim Notice"), including a copy of such claim and/or process and all legal pleadings in connection therewith, to the Representative in accordance with Article 8 of the Merger

Agreement and the Escrow Agent in accordance with this Section 4. Each Claim Notice shall state the amount of claimed Claims and Liabilities (the "Claimed Amount") and the basis for such claim.

            4.2 RESPONSE NOTICE. Within 30 days after delivery of a Claim Notice to the Representative, the Representative shall give to TriZetto, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Representative shall either:

                (a) agree that such portions of the Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to the full Claimed Amount may be released from the Escrow Account and delivered to TriZetto; or

                (b) agree that a portion of the Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to a specified part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to TriZetto and contest the remaining portion of the Escrowed Property; or

                (c) contest that any of the Escrowed Property may be released from the Escrow Account to TriZetto.

      The Representative may contest the release of Escrowed Property only based upon a good faith belief that all or such portion of the Claimed Amount (I) does not constitute Claims and Liabilities, or does not constitute the actual amount of Claims and Liabilities incurred for which TriZetto is entitled to indemnification under Article 8 of the Merger Agreement or (ii) does not constitute an adjustment to the Consideration to which TriZetto is entitled under Section 2.5 or 2.6 of the Merger Agreement. If no Response Notice is delivered by the Representative within such 30 day period, then the Representative shall be deemed to have agreed that the full Claimed Amount may be released and delivered from the Escrow Account to TriZetto.

                4.3 RELEASE WITHOUT CONTEST.

                  (a) If in his Response Notice the Representative agrees (or if the Representative fails to deliver a Response Notice within the required time period and as such is deemed to have agreed) that the Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to the full Claimed Amount may be released from the Escrow Account to TriZetto, then the Escrow Agent shall promptly thereafter deliver to TriZetto from the Escrow Account Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to the Claimed Amount (or such lesser amount as is then held in the Escrow Account).

                  (b) If the Representative in the Response Notice agrees that Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to the Agreed Amount may be released from the Escrow Account to TriZetto in the respective amounts set forth in the Response Notice, then the Escrow Agent shall promptly thereafter deliver to TriZetto such Agreed Amount or such lesser amount as is then held in the Escrow Account, and the provisions of
Section 5 shall apply to the contested portion of the Claimed Amount. The amounts of Escrowed Property equal to the Agreed Amount that are to be released by the Escrow Agent to TriZetto from the Escrow Account under this Section 4.3 shall be in such proportions of Escrow Shares, and other Escrowed Property as may be requested by the Representative (subject to the availability of such type(s) of Escrowed Property at such time and subject to whether such Claim and Liability is assessed against the indemnification obligations of the Finserv Securityholders set forth in Article 8 of the Merger Agreement or the adjustments to the Consideration set forth in
Section 2.5 or 2.6 of the Merger Agreement).

            4.4 VALUE OF ESCROWED PROPERTY. For purposes of determining the amount of Escrowed Property to be delivered out of the Escrow to TriZetto as all or part of any Claimed Amount hereunder and determining the value of any Escrowed Property for any other purpose hereunder Escrowed Property that is cash will be deemed to have a value equal to the amount of such cash in U.S. Dollars. The Escrowed Shares of TriZetto Stock will be deemed to have a fair market value determined as follows: (I) the average of the closing sales prices of TriZetto Stock for the 20 trading days immediately preceding the anticipated date of transfer of such shares as reported on the Nasdaq National Market System ("NMS") (or such other exchange or similar market on which TriZetto Stock is regularly traded if not then traded on the NMS), or (ii) if not traded on an exchange or similar market, then as determined by the Board of Directors of TriZetto in good faith. If the Representative disagrees with the fair market value as determined by the Board of Directors, then the Representative may submit the dispute to Arbitration pursuant to Section 5 below.

      5.    ARBITRATION OF CONTESTED RELEASES.

         5.1 ARBITRATION OF DISPUTES OVER ESCROW RELEASE. If the Representative gives a Response Notice contesting the release of Escrowed Property equal to all or any part of the Claimed Amount set forth in the applicable Claim Notice, as provided in Section 4.2 above (the "Contested Amount"), then such dispute shall be settled by mandatory binding arbitration in Orange County, California in accordance with the provisions of this Section 5 and the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), unless TriZetto and the Representative settle such dispute in a written settlement agreement executed by TriZetto and the Representative on behalf of and binding on each of the Finserv Securityholders and TriZetto. Theprovisions of this Section 5 shall prevail and govern in the event of any conflict between such provisions and the AAA Rules.

         5.2 ARBITRATOR. Unless otherwise mutually agreed by TriZetto and the Representative, the arbitration will be heard and decided by a single arbitrator who shall be selected as provided in Section 5.3.

         5.3 SELECTION OF ARBITRATOR. TriZetto and the Representative will mutually agree on an arbitrator selected from a list of arbitrators who are attorneys-at-law who practice business law and have significant experience with respect to the representation of companies which develop computer services and technology; provided that the arbitrator cannot have represented either TriZetto or any of the Finserv Securityholders in any previous matter. If TriZetto and the Representative cannot agree on the selection of the arbitrator from the above list of arbitrators, then the arbitrator shall be chosen by the American Arbitration Association.

         5.4 TIME FOR ARBITRATION DECISION; EFFECT. The arbitrator shall decide each dispute to be arbitrated pursuant hereto within 90 days after the selection of the arbitrator. The arbitrator's decision shall relate solely to whether TriZetto is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the arbitrator shall provide directions to the Escrow Agent as provided in Section 5.5 and shall be furnished to TriZetto, the Representative, and the Escrow Agent in writing and shall constitute a conclusive determination of all issues in question, binding upon TriZetto, the Representative, the Finserv Securityholders, and the Escrow Agent and shall not be contested by any of them. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and instructions (if applicable) to the Escrow Agent as to the release of Escrowed Property and will deliver such documents to TriZetto, the Representative and the Escrow Agent, along with a signed copy of the award and the instructions (if any) to the Escrow Agent. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of this Section 5 or the provisions of this Agreement or the Merger Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction over the subject matter thereof.

            5.5 ACTIONS OF ESCROW AGENT PENDING ARBITRATION. After delivery of a Response Notice in which any or all of the Claimed Amount is contested by the Representative, the Escrow Agent shall continue to hold in the Escrow Account Escrowed Property having a value (computed in accordance with Section 4.4 of this Agreement) sufficient to cover the Contested Amount (but only to the extent that there is Escrowed Property remaining in the Escrow after payment to TriZetto of all uncontested Claimed Amounts), notwithstanding the occurrence of the Termination Date, until: (a) delivery of a copy of a settlement agreement executed by TriZetto and the Representative setting forth instructions to the Escrow Agent as to the release of such Escrowed Property that shall be made with respect to the Contested Amount; (b) delivery of a copy of the final decision of the arbitrator setting forth instructions to the Escrow Agent as to the release of Escrowed Property that shall be made with respect to the Contested Amount; or
(c) receipt of a court order or judgment directing Escrow Agent to act with respect to the distribution of any Escrowed Property. The Escrow Agent shall thereupon release Escrowed Property from the Escrow Account (to the extent Escrowed Property is then held in the Escrow Account) in accordance with such settlement agreement, arbitrator's instructions, court order or judgment, as applicable. The Escrowed Property released by the Escrow Agent to TriZetto from the Escrow Account shall be in such proportions of Escrow Shares and/or other Escrowed Property, as may be requested by the Representative (subject to the availability of such type(s) of Escrowed Property at such time).

            5.6 NO RESPONSIBILITY OF ESCROW AGENT TO RESOLVE DISPUTE. If any controversy arises involving any party to this Agreement (other than the Escrow Agent) concerning the subject matter of this Agreement, including a Contested Amount, the Escrow Agent will not be required to determine the controversy or to take any action until such dispute has been resolved.

            5.7 RIGHT TO COUNSEL. TriZetto (on behalf of itself and any Indemnified Person(s)) and the Representative shall each have the right to employ its or his own legal counsel to at its own expense represent such person in any disputes arising under this Agreement.

            5.8 COMPENSATION OF ARBITRATOR; ATTORNEYS' FEES. The arbitrator will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation. TriZetto, on the one hand, and the Finserv Securityholders, on the other hand, will each pay 50% of the compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings (collectively, the "Arbitration Expenses"), with the portion of such Arbitration Expenses required to be borne by the Finserv Securityholders to be shared by the Finserv Securityholders based on the Finserv Securityholder's respective Pro Rata Share of the Escrowed Property. Unless the Arbitrator provides to the contrary in the decision, each side shall pay its own attorneys' fees.

            5.9 BURDEN OF PROOF. For any claim submitted to an arbitration hereunder, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

            5.10 EXCLUSIVE REMEDY. Except to the extent provided in Article 8 of the Merger Agreement, and except as specifically otherwise provided in this Agreement, arbitration in accordance with this Section 5 will be the sole and exclusive remedy of the parties for any dispute arising over the release of Escrowed Property from the Escrow hereunder.

      6. PAYMENT OF REMAINING ESCROWED PROPERTY TO FINSERV SECURITYHOLDERS.

            6.1 ON TERMINATION DATE. On the Termination Date, the Escrow Agent shall deliver to TriZetto and the Representative a statement of the value (computed in accordance with Section 4.4 hereof) of the remaining balance of the Escrowed Property then remaining in the Escrow Account, and the total amount of all claims made pursuant to Sections 4 or 5 hereof in connection with the Escrow Account which remain unresolved and unpaid (the excess, if any, of such remaining balance in such Escrow Account over the total amount of such claims against such Escrow Account shall be referred to as the "Final Escrow Balance"). TriZetto and the Representative each shall review the accuracy of the Final Escrow Balance and notify the Escrow Agent and each other of any asserted discrepancy within ten business days of receipt of the foregoing statement. If the Escrow Agent has not been notified of any discrepancy by TriZetto or the Representative within the ten business day period specified in the preceding sentence, then within 20 business days after receipt by TriZetto and the Representative of such statement, the Escrow Agent shall deliver to each of the Finserv Securityholders an amount of the Escrowed Property representing such Finserv Securityholder's Pro Rata Share of the Final Escrow Balance constituting Escrowed Property, free and clear of the Escrow created by this Agreement. After the last claim shall have been resolved pursuant to Sections 4 and 5 hereof and all Escrowed Property deliverable to TriZetto upon the resolution of all such claims has been delivered to TriZetto, the remaining balance, if any, of the Escrowed Property shall promptly be delivered by the Escrow Agent to each Finserv Securityholder pro rata, based on each Finserv Securityholder's Pro Rata Share, free and clear of the Escrow created by this Agreement.

            6.2 DISTRIBUTION OF THE ESCROWED PROPERTY. All distributions of Escrowed Property to the Finserv Securityholders to be made by the Escrow Agent under this Section shall be made so that each Finserv Securityholder receives his Pro Rata Share of the total amount of each type of property (principally TriZetto Stock) constituting the Escrowed Property held in the Escrow Account immediately before such distribution.

            6.3 DELIVERY METHODS. Delivery of Escrowed Property by the Escrow Agent shall be by nationally recognized overnight courier. The Escrow Agent shall not be responsible for obtaining insurance in connection with such delivery.

            6.4 POWER TO TRANSFER ESCROW AMOUNTS. The Escrow Agent is hereby granted the power to effect any transfer of Escrowed Property permitted or required by this Agreement in accordance with its terms.

      7. FEES AND EXPENSES OF ESCROW AGENT AND REPRESENTATIVE.

            7.1 ESCROW AGENT. TriZetto shall pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder; provided, however, that any extraordinary fees and expenses referred to in Section 7.3 below, including, without limitation, any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of Escrowed Property will be paid 50% by TriZetto and 50% by the Finserv Securityholders.

            7.2 REPRESENTATIVE. The Representative will not be entitled to receive any compensation from TriZetto or the Finserv Securityholders in connection with this Agreement; however, the Finserv Securityholders shall indemnify and promptly reimburse the Representative for all reasonable expenses actually incurred by the Representative in connection with the performance of his duties hereunder (including, but not limited to, all losses, costs and expenses which the Representative may incur as a result of involvement in any legal proceedings arising from the performance of his duties hereunder) pro rata according to the Finserv Securityholders' respective Pro Rata Share. TriZetto shall not have any obligation to reimburse the Representative for any expenses whatsoever.

            7.3 ESCROW AGENT'S EXTRAORDINARY FEES. TriZetto and the Representative hereby acknowledge that all fees and usual charges for services of the Escrow Agent hereunder shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the Escrow Agent renders any service not provided for in this Agreement, or if the parties hereto request a substantial modification of the terms of this Agreement, or if any controversy arises and/or the Escrow Agent is made a party to any litigation pertaining to this Agreement or its subject matter, then the Escrow Agent shall be reasonably compensated for such extraordinary services (except to the extent the Escrow Agent is not entitled to indemnification pursuant to Section 9.3 hereof) and reimbursed for all reasonable costs, attorney's fees and expenses incurred by the Escrow Agent in rendering such extraordinaryservices, which costs, fees and expenses shall be borne by TriZetto and the Finserv Securityholders as provided in Section 7.1 above.

      8. LIABILITY AND AUTHORITY OF REPRESENTATIVE; SUCCESSORS AND ASSIGNEES.

            8.1 LIMITS ON LIABILITY. The Representative shall incur no liability with respect to any action taken or suffered by him in his capacity as Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him in good faith to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence. The Representative may, in all questions arising under this Escrow Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to anyone.

            8.2 SUCCESSOR REPRESENTATIVES. In the event of the death or permanent disability of the Representative, or the resignation of Representative as the representative of the Finserv Securityholders hereunder, a successor Representative shall be elected by a majority vote of the Finserv Securityholders, with each such Finserv Securityholder (or his or her successors or assigns) to be given a weighted vote based on such Finserv Securityholder's Pro Rata Share. Each successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term "Representative" as used herein shall be deemed to include each successor Representative.

            8.3 AUTHORITY OF REPRESENTATIVE. The Representative shall have full power and authority to represent the Finserv Securityholders and their successors with respect to all matters arising under this Agreement or related to the subject matter hereof and all actions taken by the Representative hereunder shall be binding upon each and all of the Finserv Securityholders and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise and settle any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Finserv Securityholders and their successors. The Finserv Securityholders have consented to the appointment of the Representative as representative of the Finserv Securityholders and as the attorney-in-fact and agent for and on behalf of each Finserv Securityholder for the purposes of taking actions and executing agreements and documents on behalf of any of the Finserv Securityholders as provided in this Agreement, and, subject to the express limitations set forth below, the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including, but not limited to, the exercise of the power to authorize delivery to TriZetto of Escrowed Property and to take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. The Representative will have unlimited authority and power to act on behalf of each Finserv Securityholder with respect to this Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising under this Agreement with respect to Escrowed Property so long as all Finserv Securityholders are treated in the same manner (unless the Finserv Securityholders otherwise consent). The Finserv Securityholders will be bound by all actions taken by the Representative in connection with this Agreement, and TriZetto will be entitled to rely on any action or decision of the Representative.

      9. LIMITATION OF ESCROW AGENT'S RESPONSIBILITY AND LIABILITY.

            9.1 LIMITATION OF RESPONSIBILITY. The Escrow Agent's duties are limited to those set forth in this Agreement, and the Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including, without limitation, the Merger Agreement. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Escrow Agreement will be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction. The Escrow Agent will not be responsible for, and will not be under a duty to examine into or pass upon, the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement mandatory or supplemental hereto.

            9.2 LIMITATION OF LIABILITY. The Escrow Agent will incur no liability with respect to any action taken, not taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own gross negligence or willful misconduct . In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone, provided that the Escrow Agent shall have used reasonable care in the selection of such counsel. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. The Escrow Agent will not be liable for any action taken or omitted to be taken by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the cause of any loss to TriZetto, the Representative, or any Finserv Securityholder. The Escrow Agent makes no representation or warranty with respect to, and is not responsible for, the Escrowed Property, other than any losses resulting from its gross negligence or willful misconduct. The Escrow Agent will have no duty to solicit the delivery from TriZetto of any Escrowed Property. The Escrow Agent will have no obligation with respect to the Escrowed Property other than to (I) keep safely all property held in escrow, (ii) withhold the release of Escrowed Property to the Finserv Securityholders, or (iii) release the Escrowed Property to TriZetto, as the case may be, to the extent expressly provided in this Agreement.

            9.3 INDEMNITY. TriZetto and each of the Finserv Securityholders (each an "Indemnifying Party" and together the "Indemnifying Parties"), each hereby jointly and severally covenants and agrees to reimburse, indemnify and hold harmless the Escrow Agent and its employees, officers, directors and agents from and against any loss, damage or liability suffered, incurred by or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent's services hereunder; provided, however, that the liability of any Finserv Securityholder shall be limited to such Finserv Securityholder's pro rata share of the liability of all of the Finserv Securityholders hereunder, based on the number of shares of Finserv stock held by such Finserv Securityholder. This indemnity will not apply to any such loss, damage or liability arising from the gross negligence or willful misconduct on the Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, in no event will any party be liable for special, indirect or consequential damage or loss of any kind whatsoever (including but not limited to lost profits) suffered or incurred by any other party, even if such party has been advised of the likelihood of such loss or damage and regardless of the form of action.

            9.4 PARTICIPATION IN DEFENSE OF THE ESCROW AGENT. Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Escrow Agent and the Indemnifying Parties, the Escrow Agent's retention of separate counsel will be reimbursable as provided in Section 9.3. The Escrow Agent's right to indemnification hereunder will survive the Escrow Agent's resignation or removal as escrow agent hereunder and will survive the termination of this Agreement by lapse of time or otherwise.

            9.5 NOTICE OF CLAIMS AGAINST ESCROW AGENT. The Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter sent U.S. first class mail, registered or certified, of any receipt by the Escrow Agent of a written assertion of a claim against the Escrow Agent related to this Agreement, or any action commenced against the Escrow Agent, within ten business days after the Escrow Agent's receipt of written notice of such claim. However, the Escrow Agent's failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have otherwise than on account of this Section 9; provided, however, that in the event the Escrow Agent fails to so notify each Indemnifying Party and an Indemnifying Party is prejudiced thereby, then such Indemnifying Party will not have liability to Escrow Agent under this Section 9.

            9.6 RELIANCE. The Escrow Agent shall be entitled to rely upon any court order, judgment, certification, instruction, award, notice or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity thereof. The Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or signature reasonably believed by it to be genuine, and may reasonably assume that any person purporting to give notice or receipt or advice or to make any statement or to execute any document in connection with the provisions hereof has been duly authorized to do so.

            9.7 NO IMPLIED DUTIES; COLLATERAL AGREEMENTS. The Escrow Agent shall not be obligated to perform any duties that are not expressly set forth in this Agreement, and no implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent. The Escrow Agent shall not be bound in any way by any contract or agreement between the other parties or among the other parties and any third parties, whether or not the Escrow Agent has knowledge of any such contract or agreement or of its terms or conditions.

         10. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign at any time and be discharged from its duties or obligations hereunder by giving a written resignation to the parties to this Escrow Agreement, specifying not less than 30 days prior written notice of the date when such resignation shall take effect; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent and acceptance of such appointment by such successor Escrow Agent. TriZetto and the Representative may appoint a successor Escrow Agent without the consent of the Representative so long as such successor is a bank with assets of at least $500,000,000 which has no direct depository or lending relationship with TriZetto or any of the Finserv Securityholders and which is qualified to do business in the State of California, and may appoint any other successor Escrow Agentwith the written consent of the Representative, which shall not be unreasonably withheld. If, within such notice period, TriZetto provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent in accordance with this Section 10 and directions for the transfer of any Escrowed Property then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrowed Property to such designated successor. If no successor Escrow Agent is appointed within 60 days of the date specified for the Escrow Agent's resignation to take effect, any party hereto (including the Escrow Agent) shall have the right to apply to a court of competent jurisdiction for such appointment at the expense of TriZetto. Each successor Escrow Agent shall execute and deliver an instrument accepting such appointment and shall, without further acts, be vested in all the estates, properties, rights, powers and duties of the Escrow Agent or any other predecessor Escrow Agent as if originally named as Escrow Agent hereunder.

      11. TERMINATION. This Agreement shall terminate upon the earlier of (a) the Termination Date, assuming there are no contests regarding the Escrowed Property, or (b) the release by the Escrow Agent of all of the Escrowed Property in accordance with this Agreement. In the event that a contest exists on the Termination Date, the Escrow shall continue in place until the dispute is resolved pursuant to Section 5.

         12. MISCELLANEOUS.

            12.1 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;
(c) five business days after having been sent by registered or certified mail, return receipt requested; or (d) two business days after deposit with a nationally recognized overnight courier, specifying two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten business days advance written notice to the other parties hereto):

                  (a)   If to the Escrow Agent:
                        Bankers Trust Company of California N.A.
                        1761 East St. Andrew Place
                        Santa Ana, California  92705
                        Attention:  Alan Sueda

                  (b)   If to TriZetto or Merger Sub, to:

                        The TriZetto Group, Inc.
                        567 San Nicolas Drive, Suite 360
                        Newport Beach, CA 92660
                        Attention:  Jeffrey H. Margolis
                        Ph:  (949) 718-4940
                        Fax:  (949) 718-4944
                        Email:  jeff.margolis@trizetto.com

                        With a copy to (which shall not constitute notice):

                         Stradling Yocca Carlson & Rauth
                         660 Newport Center Drive, Suite 1600
                         Newport Beach, California 92660
                         Attention:  K.C. Schaaf, Esq.
                         Ph:  (949) 725-4155
                         Fax: (949) 725-4100

                  (c)  If to Finserv, to:

                        Finserv Health Care Systems, Inc.
                        29 Delwick Lane
                        Short Hills, New Jersey 07078
                        Attn:  Stuart Schloss
                        Ph:  (973) 467-8154
                        Fax:  (973) 467-4734

                   with a copy to (which shall not constitute notice):

                         Lasser Hochman, L.L.C.
                         75 Eisenhower Parkway
                         Roseland, New Jersey 07068
                         Attn:  David Silver, Esq.
                         Ph: (973) 226-2700
                         Fax: (973) 226-0844

                  (d)  If to the Finserv Securityholders:

                       To the address set forth on Exhibit A.

      Any party hereto may designate a different address by providing written notice of such new address to the other parties hereto.

            12.2 AMENDMENT. This Agreement may be amended by the written agreement of TriZetto, the Escrow Agent and the Representative, provided that, if the Escrow Agent does not agree to an amendment agreed upon by TriZetto and the Representative, the Escrow Agent will resign (which resignation shall be effective immediately and, in any event, prior to the effective date of the amendment) and TriZetto will appoint a successor Escrow Agent in accordance with
Section 10 hereof. No such amendment may treat any one Finserv Securityholder differently from the other Finserv Securityholders unless consented to in writing by Finserv Securityholders having beneficial ownership of a majority of the outstanding Escrowed Property, including the consent of any Finserv Securityholder who is to be treated differently.

            12.3 WAIVER. At any time prior to the Termination Date, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            12.4 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            12.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            12.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in an acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

            12.7 ENTIRE AGREEMENT. Except as otherwise set forth in the Merger Agreement, this Agreement (and the schedules and exhibits attached hereto) constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

            12.8 BENEFITS; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, as permitted hereunder. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of law or otherwise), without the prior written consent of the other party (except as expressly contemplated in Section 3.3).

            12.9 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with the laws of the State of Delaware as applied to contracts that are executed and performed in Delaware, without regard to choice of law provisions thereof.

            12.10 COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered to all of the other parties hereto.

            12.11 GENDER. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities.

            12.12 ADDITIONAL ACTIONS AND DOCUMENTS. Each of the parties hereby agrees to take or cause to be taken such further actions to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

      IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

                             THE TRIZETTO GROUP, INC., THE "COMPANY"


                             By: _____________________________________

                             Name: ___________________________________

                             Title: __________________________________


                             BANKERS TRUST COMPANY OF CALIFORNIA, N.A.,
                             "ESCROW AGENT"


                             By: _____________________________________

                             Name: ___________________________________

                             Title: __________________________________



                             STUART SCHLOSS, "REPRESENTATIVE" AND
                             "FINSERV SECURITYHOLDER"


                             ________________________________________
                             "FINSERV SECURITYHOLDERS"

                             ________________________________________
                             Franc Richardson

                             ________________________________________
                             Olga Pizzo

                             ________________________________________
                             William Nice

                                    Exhibit A

             LISTING OF FINSERV SECURITYHOLDERS AND ESCROWED AMOUNTS


 [Omitted pursuant to Item 601 of Regulation S-K - Information is not material to an investment decision]

                                    EXHIBIT B

                   STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers an aggregate of ___________________ (______) shares of Common Stock of The TriZetto Group, Inc., a Delaware corporation (the "Company"), standing in the undersigned's name on the books of said Company represented by Certificate No. ___ to Bankers Trust of California N.A.

      The undersigned further does hereby irrevocably constitute and appoint _____________, its attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company.

Dated: _______________________                 _________________________________